Exhibit 21.1

Measurement Specialties, Inc. Subsidiaries

Legal Entity	Jurisdiction

Measurement Specialties, Inc	New Jersey (US)

IC Sensors	California (US)

Elekon Industres USA, Inc.*	California (US)

Entran Devices, LLC*	Delaware (US)

BetaTHERM LLC	Massachusetts (US)

MEAS LLC	Delaware (US)

Measurement Specialties Foreign Holdings Corporation	Delaware (US)

Kenabell Holding Limited	British Virgin Islands

MSI Sensors (Asia) Ltd	Hong Kong

Measurement Specialties (China) Ltd	Peoples Republic of China

MEAS Shenzhen (Asia) Limited*	Peoples Republic of China

Acalon Holding Limited	Cyprus

MWS Sensorik GmbH	Germany

MEAS Europe SAS	France

Nikkiso-THERM (50%)	Japan

Qualicem SA (66%)	France

MEAS France SAS	France

Atex Ltd.	United Kingdon

Intersema Microsystems S.A.	Switzerland

Intersema Sensoric S.A.	Switzerland

FGP SA	France

FGP Sensors Inc.	Pennsylvania (US)

GS Sensors SAS	France

ALS	France

RIT SAS	France

Atexis GmbH	Germany

Atexis Company Electronic Limited	China

Atexis SAS	France

MEAS Deutschland GmbH	Germany

ATEX GmbH	Germany

Betatherm	Ireland

Betatherm Holding Limited*	Ireland

Betatherm Trading Limited	Ireland

Lajoy Limited*	Ireland

Betatherm Group Limited *	Ireland

Betherm Automotive Limited*	Ireland

Betatherm Systems Limited*	Ireland

Betatherm R&D Limited	Ireland

Caribbean Electroncis Manufacturing Limited*	Barbados

* - Dormant or inactive